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                                                                     Exhibit 3.3

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                              ENQUIRER/STAR, INC.
                      Pursuant to Sections 228 and 242 of
                          the General Corporation Law
                            of the State of Delaware


      ENQUIRER/STAR, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      FIRST:  The name of the Corporation is ENQUIRER/STAR, INC.

      SECOND: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on February 19, 1981.

      THIRD: Article "FIRST" of the Certificate of Incorporation is hereby amended to read as follows:

            "FIRST:  The name of the Corporation is
                     AMERICAN MEDIA OPERATIONS, INC."

      FOURTH: The amendment of the Certificate of Incorporation of the Corporation set forth in paragraph THIRD above was duly adopted by the Board of Directors of the Corporation and a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding shares of each class of stock entitled to vote thereon in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, ENQUIRER/STAR, INC., has caused this Certificate to be executed by its Executive Vice President and its Assistant Secretary this 7th day of November, 1994.


ATTEST:

By: /s/                             /s/
   ---------------------------         ----------------------------
   Assistant Secretary                 Executive Vice President